                                                                      EXHIBIT 21

                          SIGNIFICANT SUBSIDIARIES OF
                        HOUSTON INDUSTRIES INCORPORATED

     NorAm Energy Corp., a Delaware corporation and a wholly owned subsidiary of Houston Industries Incorporated

---------------
(1) Pursuant to Item 601(b)(21) of Regulation SK, registrant has omitted the names of subsidiaries, which considered in the aggregate as a single subsidiary, would not constitute a "significant subsidiary" (as defined under Rule 1-02(w) of Regulation S-X) as of December 31, 1997

(2) NorAm Energy Corp. also conducts business under the names of its three unincorporated divisions: Arkla, Entex and Minnegasco